Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pinnacle Financial Partners, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816 and 333-135411 on Form S-8, No. 333-76902 on Form S-3 and No. 333-129076 on Form S-4 of Pinnacle Financial Partners, Inc. (the Company) of our reports dated February 20, 2007, with respect to the Company’s consolidated balance sheets as of December 31, 2006 and 2005, the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.

Our report dated February 20, 2007, on the Company’s consolidated financial statements refers to a change in accounting for share-based payments in 2006.

Our report dated February 20, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Cavalry Bancorp, Inc. (Cavalry) during 2006. Management excluded Cavalry’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. Our audit report of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Cavalry.

/s/ KPMG LLP

Nashville, Tennessee
February 26, 2007